  Exhibit 6.3

SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Second Amendment”), is made as of this 27th day of January, 2017 (the “Effective Date”), by and between USAA REAL ESTATE COMPANY, a Delaware corporation (“Seller”); and HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership, or its permitted assigns (“Buyer”).

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement regarding the purchase of the Property effective as of December 28, 2016, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of January 19, 2017 (collectively, the “Agreement”), which Property is more particularly described in the Agreement.

B. The parties have agreed to modify and amend the Agreement as more particularly set forth in this Second Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Definitions. All capitalized terms used this in this Second Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2. Approval Date. The Term Sheet and Section 3.6 of the Agreement are hereby modified to change the Approval Date from January 27, 2017 to February 8, 2017. All references in the Agreement to the “Approval Date” shall mean and refer to the Approval Date as modified by this Second Amendment.

3. Waiver of Title and Survey Objections. Buyer hereby waives its objections to the Title Commitment and Survey made pursuant to Section 3.2 of the Agreement. The foregoing waiver shall not relieve Seller of its obligations to cure, at Seller’s Cost, the Lien Exceptions at or prior to Closing.

4. Ratification. The parties hereby ratify and affirm the Agreement, which Agreement shall remain in full force and effect, except as specifically modified by this Second Amendment.

5. Counterpart Signatures. This Second Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

6. Facsimile and PDF Signatures. Handwritten signatures to this Second Amendment transmitted by telecopy or electronic mail (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party to this Second Amendment shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

SELLER:

USAA REAL ESTATE COMPANY, a
Delaware corporation

By:      /s/ James Hime
Name: James Hime
Title:   Chief Financial Officer
Date:   ___________________________

BUYER:

HC GOVERNMENT REALTY HOLDINGS, L.P., a
Delaware limited partnership

By:      /s/ Robert R. Kaplan, Jr.
Name: Robert R. Kaplan, Jr.
Title:   Authorized Signatory
Date:   January 27, 2017